Exhibit 99.1

ATP’s 2010 Financial Results, Reserves and 2011 Operations Update

HOUSTON--(BUSINESS WIRE)--March 15, 2011--ATP Oil & Gas Corporation (NASDAQ:ATPG) today released its 2010 financial results, reserves and 2011 operations update.

  Fourth quarter production of 24.9 MBoe per day represented an increase of 83% over the same quarter of the prior year;
  Current production rate is approximately 29,000 Boe per day after adding production at Mississippi Canyon (“MC”) 711 (“Gomez”) and Tors during the first quarter of 2011;
  Recorded year-end 2010 proved reserves totaling 126.4 MMBoe (59% oil);
  Announced projected expansion into Offshore Israel;
  Experienced a net loss attributable to common shareholders for 2010 of $348.8 million and $206.6 for the fourth quarter. The fourth quarter net loss attributable to common shareholders included costs associated with the moratorium on deepwater drilling in the Gulf of Mexico, impairments at several Gulf of Mexico shelf properties, losses on derivatives and establishment of a valuation reserve on ATP’s U.S. net deferred tax assets; and
  Added $110 million of additional liquidity since year-end 2010.

Production and Results of Operations

Production for 2010 was 4.5 MMBbls and 19.2 Bcf, or approximately 7.7 MMBoe (an average of 21.0 MBoe per day and 58% oil), compared to average production for 2009 of 16.1 MBoe per day (57% oil). Production for the fourth quarter of 2010 averaged 24.9 MBoe per day, compared to 21.1 MBoe per day for the third quarter of 2010 and 13.6 MBoe per day from the comparable quarter of 2009. ATP’s current production rate is approximately 29,000 Boe per day. The 2010 increase was due to two new wells at Telemark Hub placed on production during 2010, a recompletion at Gomez Hub, new wells at Canyon Express Hub and new wells at the Tors property in the U.K. North Sea. The MC 754 #3 well was completed and began producing at the Gomez Hub during late February 2011. Additional 2011 production volumes were added at Tors in the North Sea.

Revenues from oil and gas production were $141.7 million for the fourth quarter of 2010, compared to $74.3 million for the fourth quarter of 2009. Oil continued to represent a majority of sales, accounting for 78.5% of revenues in the fourth quarter of 2010 and 75.3% in the comparable 2009 period.

Lease operating expense for the fourth quarter of 2010 of $43.1 million included $23.0 million recurring and $20.1 million nonrecurring, compared to $22.1 million recurring and $2.4 million nonrecurring for the fourth quarter of 2009. The increase in fourth quarter of 2010 recurring operating expense was primarily due to the new production from the Telemark Hub. Nonrecurring expenses consisted of pipeline hydrate remediation costs and inspection costs directly resulting from the new requirements imposed by the Bureau of Ocean Energy Management since the Macondo incident.

General and administrative expense was $15.7 million for the fourth quarter of 2010, compared to $19.1 million for the fourth quarter of 2009. Fourth quarter 2010 includes $1.5 million of noncash stock-based compensation compared with $1.9 million in the comparable 2009 quarter. The overall decrease was primarily due to lower professional fees in 2010.

Interest expense increased to $222.1 million, net of $53.3 million of capitalized interest, during 2010 compared to $40.9 million, net of $110.1 million of capitalized interest, during 2009. Interest expense for the fourth quarter of 2010 was $76.0 million, net of $3.7 million capitalized, related to the Octabuoy construction. Interest expense for the fourth quarter of 2009 was $9.1 million, net of $35.4 million capitalized related to the development of the Telemark Hub and $3.1 million capitalized related to the Octabuoy construction. With installation of the ATP Titan at the Telemark Hub and commencement of production at this location on March 28, 2010, the Telemark Hub no longer qualified for interest capitalization. A summary of payments related to other long-term obligations, including principal and interest, is set forth at the end of this release.

For the year, ATP recorded a net loss attributable to common shareholders of $348.8 million, of which $206.6 million or $4.06 per basic and diluted share occurred in the fourth quarter. The net loss attributable to common shareholders for the fourth quarter of 2010 was impacted by several items research analysts typically exclude from their published estimates totaling $192.0 million. Those items include an impairment of $48.2 million, an expense of $14.9 million related to direct costs associated with the moratorium on deepwater drilling in the Gulf of Mexico, an unrealized loss on derivatives of $34.1 million and the establishment of a valuation reserve for ATP’s deferred tax assets of $94.8 million.

Oil and Gas Reserves

Year-end proved reserves were 126.4 MMBoe with a pre-tax PV-10 value of $2.6 billion using SEC pricing as of December 31, 2010. ATP’s reserves are located 62% in the deep water Gulf of Mexico, 4% on the Gulf of Mexico shelf and 34% in the North Sea. All of ATP’s proved reserves were prepared by independent reservoir engineers whose certification letters will be available on ATP’s web site. The Telemark Hub continues as the largest property in ATP’s portfolio in terms of reserves with 46.4 MMBoe of proved reserves. The remaining top properties that contribute to proved reserves are the Gomez Hub (MC Block 711, MC Block 755 and MC Block 754) and Cheviot Hub.

2011 Additional Liquidity

Since year-end 2010, ATP has added $110 million of additional liquidity. Under the existing ATP Titan assets Term Loan facility, on March 11, 2011, we added $50 million of liquidity related to the third well at Telemark. With permits beginning to be released in the deepwater Gulf of Mexico, this funding was made available by the lender. Under the facility, an additional $50 million may become available in the future when production commences from the fourth well at the Telemark Hub. On February 24, 2011, ATP amended its existing first lien facility to reduce its interest rate while improving the facility and extending the maturity date. Terms of the amended agreement provide for an increase in the facility from $150 million to $210 million. Upon the next draw, the interest rate on outstanding first lien borrowings will decrease from 11% to 9% per year and the maturity date will be extended from October 15, 2014 to January 15, 2015. The 104 call protection has been extended to the second year anniversary date of June 29, 2012. All other terms of the first lien facility remain unchanged.

Hedging Update

A detailed hedging contracts schedule is provided near the end of this press release. During the first quarter of 2011, ATP unwound 963.5 MBbls of 2011 swaps at an average price of $77.36 per Bbl and added 1,024.5 MBbls of 2011 swaps at an average price of $94.83 per Bbl and 1,281.0 MBbls of 2012 swaps at an average price of $90.24 per Bbl.

ATP's selected financial data schedule below contains additional information on the company’s activities for the fourth quarter 2010 and comparable 2009 period.

Selected Financial Data (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Production
Natural gas (MMcf)	4,486	3,006	19,151	15,119
Gulf of Mexico	3,676	2,177	15,899	11,988
North Sea	810	829	3,252	3,131

Oil and condensate (MBbls)	1,538	748	4,471	3,353
Gulf of Mexico	1,537	746	4,464	3,344
North Sea	1	2	7	9

Natural gas, oil and condensate
MMcfe	13,716	7,497	45,978	35,237
MBoe	2,286	1,250	7,663	5,873

Average Prices
Natural gas (per Mcf)	$4.84	$4.70	4.83	$4.40
Gulf of Mexico	4.11	4.50	4.53	4.16
North Sea	8.13	5.20	6.32	5.34
Oil and condensate (per Bbl)	78.04	70.47	72.94	57.28

Natural gas, oil and condensate
Per Mcfe	$10.33	$8.91	$9.11	$7.34
Per Boe	61.98	53.46	54.66	44.03

Deferred Revenue Recognized ($000's)
Natural gas	$-	$1,199	$1,517	$7,244
Oil and condensate	-	6,299	17,819	32,649
Total	-	7,498	19,336	39,893

Gain (Loss) on Oil and Gas Derivatives ($000's)
Natural gas contracts
Realized or settled during the period	$2,807	$4,080	$9,238	$43,707
Unrealized	(7,037)	2,047	(3,288)	(15,162)
Oil and condensate contracts
Realized or settled during the period	(5,931)	(4,402)	(11,923)	(6,146)
Unrealized	(27,056)	(17,436)	(16,446)	(23,111)
Total	(37,217)	(15,711)	(22,419)	(712)

Fourth Quarter 2010 Conference Call

ATP Oil & Gas Corporation (NASDAQ: ATPG) will host a conference call on Tuesday, March 15th at 10:00 am CDT to discuss the company’s fourth quarter results followed by a Q&A session.

4th Quarter Results Conference Call
Date: Tuesday, March 15, 2011
Time: 11:00 am EDT; 10:00 am CDT; 9:00 am MDT and 8:00 am PDT

ATP invites interested persons to listen to the live webcast on the company’s website at www.atpog.com. Phone participants should dial 888-503-8171. A digital replay of the conference call will be available at 888-203-1112, ID# 6212139, for a period of 24 hours beginning at 2:00 pm CDT.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company focused in the Gulf of Mexico, Mediterranean Sea and North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the company’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting ATP’s business. While ATP does not file reports with the SEC containing probable and possible reserve quantities, it occasionally will include them in presentations and discuss such reserves publicly. ATP and its independent third party reservoir engineers use the term “probable” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that, by their nature, are more speculative than estimates of proved reserves. All estimates of reserves in this news release have been prepared by ATP’s independent third party engineers. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in the company’s SEC filings.

CONSOLIDATED BALANCE SHEETS (In Thousands) (Unaudited)
	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$154,695	$108,961
Restricted cash	30,270	10,504
Accounts receivable (net of allowance of $225 and $291, respectively)	92,737	52,551
Deferred tax asset	8,191	101,956
Derivative assets	1,688	1,321
Other current assets	26,408	10,615
Total current assets	313,989	285,908

Oil and gas properties (using the successful efforts method of accounting):
Proved properties	4,291,440	3,609,131
Unproved properties	20,402	13,910
	4,311,842	3,623,041
Less accumulated depletion, depreciation, impairment and amortization	(1,407,206)	(1,137,269)
Oil and gas properties, net	2,904,636	2,485,772

Restricted cash	10,000	-
Deferred tax asset	-	-
Deferred financing costs, net	48,353	16,378
Other assets, net	13,124	15,089
Total assets	$3,290,102	$2,803,147

Liabilities and Equity
Current liabilities:
Accounts payable and accruals	$230,703	$212,736
Current maturities of long-term debt	21,625	16,838
Asset retirement obligation	43,386	43,418
Derivative liability	37,893	16,216
Other current liabilities	86,521	23,094
Total current liabilities	420,128	312,302

Long-term debt	1,857,784	1,199,847
Other long-term obligations	472,500	274,942
Asset retirement obligation	123,472	106,781
Deferred tax liability	16,956	146,764
Derivative liability	6,425	7,646
Deferred revenue	-	19,336
Total liabilities	2,897,265	2,067,618

Temporary equity-redeemable noncontrolling interest	140,851	139,598

Shareholders' equity:
Convertible preferred stock, $0.001 par value	140,000	140,000
Common stock, $0.001 par value	51	51
Additional paid-in capital	570,739	571,595
Accumulated deficit	(356,866)	(19,317)
Accumulated other comprehensive loss	(101,027)	(95,487)
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	251,986	595,931
Total liabilities and equity	$3,290,102	$2,803,147

CONSOLIDATED INCOME STATEMENTS (In Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Oil and gas production	$141,748	$74,327	$437,997	$298,490
Other	-	-	-	13,664
	141,748	74,327	437,997	312,154

Costs, operating expenses and other:
Lease operating	43,121	24,493	132,544	84,956
Exploration	(90)	-	1,174	264
General and administrative	15,681	19,055	44,894	44,211
Depreciation, depletion and amortization	62,036	32,347	220,657	152,780
Impairment of oil and gas properties	48,189	37,051	63,267	45,799
Accretion of asset retirement obligation	3,408	2,736	13,827	11,676
Drilling interruption costs	14,933	-	23,647	-
Loss on abandonment	4,596	(77)	4,829	2,872
Gain on exchange/disposal of properties	300	(13,000)	(26,720)	(12,433)
Other, net	(2)	(871)	(946)	(742)
	192,172	101,734	477,173	329,383
Loss from operations	(50,424)	(27,407)	(39,176)	(17,229)

Other income (expense):
Interest income	105	155	696	710
Interest expense, net	(75,991)	(9,087)	(222,104)	(40,884)
Derivative income (expense)	(37,218)	(15,711)	(22,419)	(712)
Loss on debt extinguishment	2,855	-	(75,316)	-
	(110,249)	(24,643)	(319,143)	(40,886)

Loss before income taxes	(160,673)	(52,050)	(358,319)	(58,115)

Income tax (expense) benefit:
Current	789	(523)	859	(545)
Deferred	(40,782)	18,963	35,414	23,079
	(39,993)	18,440	36,273	22,534

Net loss	(200,666)	(33,610)	(322,046)	(35,581)
Less income attributable to the redeemable noncontrolling interest	(3,148)	(3,562)	(15,503)	(13,380)
Less convertible preferred stock dividends	(2,828)	(2,794)	(11,248)	(2,856)
Net loss attributable to common shareholders	$(206,642)	$(39,966)	$(348,797)	$(51,817)

Net loss per share attributable to common shareholders:
Basic	$(4.06)	$(0.80)	$(6.88)	$(1.24)
Diluted	$(4.06)	$(0.80)	$(6.88)	$(1.24)

Weighted average number of common shares:
Basic	50,838	50,208	50,715	41,853
Diluted	50,838	50,208	50,715	41,853

CONSOLIDATED CASH FLOW DATA (In Thousands)
	Twelve Months Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(322,046)	$(35,581)
Adjustments to operating activities	293,492	198,154
Changes in assets and liabilities	(8,726)	(2,746)
Net cash provided by (used in) operating activities	(37,280)	159,827

Cash flows from investing activities:
Additions to oil and gas properties	(598,108)	(635,447)
Proceeds from disposition of properties	17,053	13,000
Increase in restricted cash	(29,766)	(10,504)
Net cash used in investing activities	(610,821)	(632,951)

Cash flows from financing activities:
Proceeds from senior second lien notes	1,492,965	-
Proceeds from first lien term loans	147,000	-
Proceeds from term loan facility - Titan assets	238,750	-
Proceeds from revolving credit facility	46,000	-
Proceeds from term loans	-	19,000
Payments of term loans	(1,263,727)	(176,512)
Deferred financing costs	(62,937)	(6,490)
Issuance of common stock, net of costs	-	170,629
Issuance of preferred stock, net of costs	-	135,549
Proceeds from other long-term obligations	231,888	89,011
Payments of other long-term obligations	(102,818)	(2,298)
Sale of redeemable noncontrolling interest, net of costs	-	148,751
Distributions to noncontrolling interest	(14,250)	(18,970)
Preferred stock dividends	(11,276)	-
Payments of short-term notes	(11,180)	-
Exercise of stock options	3,609	3
Net cash provided by financing activities	694,024	358,673

Effect of exchange rate changes on cash and cash equivalents	(189)	8,419

Increase (decrease) in cash and cash equivalents	45,734	(106,032)
Cash and cash equivalents, beginning of year	108,961	214,993
Cash and cash equivalents, end of year	$154,695	$108,961

Hedging Contracts
(Unaudited)

	2011					2012					2013
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY	1Q	FY
Gulf of Mexico
Fixed Forwards & Swaps

Natural Gas
Volumes (MMMBtu)	900	1,365	1,380	1,380	5,025	1,365				1,365
Price ($/MMBtu)	$5.42	$4.64	$4.64	$4.64	$4.78	$4.64				$4.64

Crude Oil
Volumes (MBbls)	653	819	751	874	3,097	614	592	598	598	2,402	90	90
Price ($/Bbl)	$81.97	$88.28	$87.53	$87.79	$86.63	$89.27	$90.03	$90.03	$90.03	$89.83	$90.40	$90.40

Crude Oil
Volumes (MBbls)	270	273	184	184	911
Reparticipation calls ($/Bbl)	$111.67	$111.67	$110.00	$110.00	$110.99

Collars
Natural Gas
Volumes (MMMBtu)	1,350				1,350
Floor Price ($/MMBtu)	$4.75				$4.75
Ceiling Price ($/MMBtu)	$7.95				$7.95

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	450	455	460	276	1,641	273	455	460	276	1,464
Price ($/MMBtu)(1)	$5.81	$8.00	$8.00	$8.32	$7.45	$8.32	$8.26	$8.26	$9.36	$8.48

The above are ATP's financial and physical commodity contracts outstanding as of March 10, 2011
Additional hedges, if any, will be announced during the year.
(1) Assumes currency translation rate of: 1.6 USD per GBP which approximates the rate as of March 10, 2011

Cash Payments Related to Other Long-term Obligations (In Thousands)

	Three Months Ended December 31, 2010	Year Ended December 31, 2010
Net profits interests	$12,501	$20,954
Dollar-denominated overriding royalties	30,519	95,970
Gomez pipeline financing	5,703	24,154
Vendor deferrals	4,851	11,486
Total payments (2)	$53,574	$152,564

(2) Includes principal and interest components.

CONTACT:
ATP Oil & Gas Corporation, Houston
T. Paul Bulmahn, 713-622-3311
Chairman and CEO
or
Albert L. Reese Jr., 713-622-3311
Chief Financial Officer
www.atpog.com